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NORLAND MEDICAL SYSTEMS, INC.                                         Exhibit 11
Statement Regarding Computation of Primary Earnings Per Share
(Unaudited)


                                                       Three Months Ended
                                                 ------------------------------
                                                  June 30, 1996   June 30, 1995
                                                 -------------------------------

Primary and Fully-Diluted Basis:
Net income                                     $    750,057       $    475,666

Weighted average shares
outstanding                                       6,838,320          3,000,000

Stock options                                       399,887          1,002,000

Weighted average number of
common and common equivalent
shares outstanding                                7,263,912          4,002,000

Earnings per share                                    $0.10              $0.12


                                                       Six Months Ended
                                                 ------------------------------
                                                  June 30, 1996   June 30, 1995
                                                 ------------------------------

Net income                                     $  1,441,313        $   913,977

Weighted average shares
outstanding                                       6,582,532          3,000,000

Stock options                                       574,764          1,002,000

Weighted average number of
  common and common equivalent
  shares outstanding                              7,157,296          4,002,000

Earnings per share                                    $0.20              $0.23